UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  May 9, 2008

NATUREWELL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-26108	94-2901715

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 West C Street, San Diego, California 92101
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code:  (619) 234-0222

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone:  (212) 930-9700
Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 9, 2008 the Company entered into a settlement agreement and mutual general release (the "Arabia Settlement Agreement") with its Chief Executive Officer, James R. Arabia, Dutchess Private Equities Fund, Ltd. ("Dutchess"), and NatureWell, Incorporated, a Nevada corporation ("NWNV"). NWNV is a private corporation wholly owned by Mr. Arabia.

Under the terms of the Arabia Settlement Agreement the parties agreed to the following:

  That Mr. Arabia would sell to NWNV two notes owned by him and issued by the Company; a senior secured note, face value $425,000, and a subordinated secured note, face value $325,000 (the "Arabia Notes"). As payment for his notes, NWNV would issue to Mr. Arabia its own new note having a face value of $750,000. Following its acquisition of the Arabia Notes, NWNV would agree to cancel the Arabia Notes as partial consideration for the purchase of essentially all of the Company's assets pursuant to an asset purchase agreement between the Company and NWNV (the "Asset Sale"). The Asset Sale is described below in Item 2.01.

  That Mr. Arabia would sell to Dutchess the 75 shares of voting-control Series C Convertible Preferred Stock that he owns (see also Item 5.01).

  That Mr. Arabia would sell to Dutchess the 9,000,000 shares of super-voting Series A Common Stock that he owns, and that he would also cause Financial Acquisition Partners, LP, a limited partnership for which Mr. Arabia is the sole general partner, to sell to Dutchess 10,000,000 shares of the Series A Common Stock that it owns (see also Item 5.01).

  The Company would issue to Mr. Arabia 250,000,000 restricted shares of its common stock as an incentive to enter into the Arabia Settlement Agreement (the "Incentive Shares"), which shares would be earned upon the signing of the Arabia Settlement Agreement by the parties.

  That all of the transactions described above, except for the issuance of the Incentive Shares, along with the exchange of a mutual general release between the parties, would become effective on the day that is one (1) day after the last of the following two events have occurred; (i) receipt of the Incentive Shares by Mr. Arabia, and (ii) the closing of the Asset Sale.

Effective May 9, 2008 the Company also entered into a settlement agreement and mutual general release (the "FALP Settlement Agreement") with Financial Acquisition Partners, LP ("FALP"), Dutchess, and NWNV. Mr. Arabia, the Company's Chief Executive Officer, is the sole general partner for FALP.

Under the terms of the FALP Settlement Agreement the parties agreed to the following:

  That FALP would agree to accept 108,835,739 restricted shares of the Company's common stock as full and final settlement of its two senior secured notes and four senior secured convertible notes issued by the Company which have an approximate aggregate balance due of $265,286 as of the effective date of the exchange.

  That the requirement to issue the restricted shares in exchange for the secured notes, along with the exchange of a mutual general release between the parties, would become effective upon (i) receipt by the Debtor of an executed version of the FALP Settlement Agreement, and (ii) either the closing of the Asset Sale or NWNV agreeing to permit the issuance of the shares prior to the closing of the Asset Sale.

In a Letter Agreement between the Company, NWNV and Milan Mandaric, the Company agreed to issue to FALP, of which Mr. Mandaric is the sole limited partner, 80,000,000 restricted shares of its common stock as an investment banking advisory fee and to issue 10,000,000 restricted shares of its common stock to Mr. Mandaric for entering into the Letter Agreement.

Mr. Mandaric provided a guaranty for the repayment of six senior secured notes issued by the Company having an aggregate face value of $297,500 (the "Mandaric Guaranteed Notes"). The Letter Agreement outlines Mr. Mandaric's agreement to allow NWNV to acquire the Mandaric Guaranteed Notes using new notes issued by NWNV, and that such notes issued by NWNV will also be guaranteed by Mr. Mandaric. NWNV agreed to cancel any Mandaric Guaranteed Notes that it did acquire as partial consideration for the purchase of essentially all of the Company's assets pursuant to the Asset Sale. All of the transactions described in the Letter Agreement could only occur upon the closing of the Asset Sale, which occurred on May 9, 2008 (see also Item 2.01).

The acquisition of the Arabia Notes and the Mandaric Guaranteed Notes has been completed by NWNV and all such notes have been cancelled pursuant to the terms of the Asset Sale (see also Item 2.01).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 9, 2008 the Company completed the sale of essentially all of its assets. Pursuant to the terms of the asset purchase agreement (the "APA") the Company sold all of its assets with the exception of the following: (i) all contract rights contained in that certain Registration Rights Agreement and that certain Investment Agreement, both dated March 31, 2006 and both by and between the Company and Dutchess Private Equities Fund, LP ("Dutchess"), and (ii) that lease (rental agreement) by and between the Company and A-1 Self Storage located in El Cajon, California, and (iii) $500 cash.

The assets were sold to NatureWell, Incorporated, a Nevada corporation ("NWNV"), which is a private corporation wholly owned by the Company's Chief Executive Officer, James R. Arabia. The Asset Sale was approved by both the holders of a majority of the Company's Senior (secured) Debt and the holders of a majority of the Company's Subordinated (secured) Debt pursuant to a procedure outlined in an Intercreditor, Subordination and Standby Agreement dated September 2, 2003, as amended (the "Intercreditor Agreement"), which governs the rights of the Company's secured creditors.

Pursuant to the APA, as consideration for the assets being purchased, NWNV agreed that within ten (10) days following the Closing Date to forgive its right to payment of presently existing obligations totaling $1,087,500 due to NWNV by the Company (the "Consideration"). Such obligations consist of $750,000 of the Arabia Notes (see Item 1.01), $297,500 of the Mandaric Guaranteed Notes (see Item 1.01), and $40,000 face value of another note that NWNV had the right to acquire from a creditor of the Company. NWNV had the contractual right to acquire the notes listed above and NWNV fulfilled all of the pre-conditions for acquiring such notes as of May 14, 2008, which automatically resulted in the cancellation of such notes and the timely payment of the Consideration under the terms of the APA.

In addition to the Consideration, NWNV also agreed to indemnify the Company against having to pay certain of its remaining debt and obligations (the "Indemnification"). Pursuant to the Indemnification NWNV must pay for all indemnified obligations, if the Company becomes required to pay them subject to certain conditions, up to $340,000, but not before the Company has spent $25,000 itself to repay such indemnified obligations. Pursuant to the APA the obligations subject to the Indemnification totaled approximately $555,453. Of this amount $352,369 are secured notes that are governed by the Intercreditor Agreement, which among other things, prohibits any collection action of any kind by any secured lender without the prior written consent of the holders of a majority of the senior debt, and eliminates any waiver, contained in any loan document relating to such secured debt, of the Company's ability to plead any statute of limitations as a defense against any claim made by a secured lender. The indemnified amount also includes $90,000 face value of secured notes issued to Mr. Arabia, which accrue interest at the rate of 4% until their maturity on July 1, 2012, and for which the Company has the right to convert into shares of common stock at any time after July 1, 2010 at an average conversion price of $.015 (6,750,000 shares based on the face value of the notes). In addition to the Consideration and the Indemnification, NWNV also agreed to assume approximately $11,083 of the Company's liabilities.

In arriving at the amount of Consideration received for the assets the Company took into consideration the following factors:

  The Company had an amount of debt that, when combined with its inability to obtain financing under favorable terms, makes it impossible for the Company to continue to fund its operations and to implement a viable business plan.

  That improving the Company's balance sheet in order to make it more attractive for an acquisition of, or merger with, another more viable company was the best available strategy for the Company.

  That the cooperation of Dutchess and Mr. Arabia were essential in achieving a restructuring of the Company's balance sheet.

  That the Asset Sale to NWNV would provide adequate incentive for Mr. Arabia to remain as the Company's Chief Executive Officer and facilitate the restructuring and relinquish his voting control of the Company and to sell his debt to NWNV for its eventual cancellation pursuant to the terms of the APA.

  That the value received for the Company's assets was significantly more than the Company could receive for the assets in a sale to an uninterested third-party in view of the significant losses the Company had sustained while trying to operate its business.

  That the amount of outstanding secured debt issued by the Company was significantly more than any realistic valuation of the assets and that having received the approval for the Asset Sale from the creditors secured by such assets the Consideration, in the judgment of the parties directly affected by their sale, as well as the Company, was appropriate.

Item 3.02 Unregistered Sale of Equity Securities

On May 13, 2008 the Company made the following issuances of restricted common stock:

250,000,000 restricted shares of its common stock to its Chief Executive Officer, James R. Arabia, as an incentive payment fro Mr. Arabia having entered into settlement agreement with the Company (see also Item 1.01).

108,835,739 restricted shares of its common stock to Financial Acquisition Partners, LP ("FALP"), a limited partnership for which the Company's Chief Executive Officer, James R. Arabia, is the sole general partner. The shares were issued as full and final settlement of approximately $265,286 of the Company's senior secured notes owned by FALP.

80,000,000 restricted shares of its common stock to FALP as an investment banking advisory fee in connection with arranging the transaction between Milan Mandaric, the holders of the Mandaric Guaranteed Notes and FALP.

10,000,000 restricted shares of its common stock to Milan Mandaric as payment for entering into a Letter Agreement with the Company and NWNV (see Item 1.01).

595,876,641 restricted shares of its common stock to a number of creditors as full and final settlement of approximately $1,169,669 of the Company's secured notes owned by such creditors.

30,063,500 restricted shares of its common stock to five creditors holding $297,500 face value of Mandaric Guaranteed Notes as a restructuring fee for such creditors agreeing to accept notes issued by NWNV in exchange for the Mandaric Guaranteed Notes (see also Item 1.01).

388,355,689 restricted shares of its common stock to Dutchess Privates Equities Fund, Ltd. as full payment of incentive shares owed to Dutchess for funding eleven (11) secured promissory notes issued by the Company to Dutchess. The 11 notes have an aggregate face value of $3,232,500.

Item 5.01 Changes in Control of Registrant.

Effective May 13, 2008 Dutchess Private Equities Fund, Ltd. acquired voting control of the Company.

Dutchess acquired from the Company's Chief Executive Officer, James R. Arabia, 75 shares, $1,000 liquidation preference, of Series C Convertible Preferred Stock. Pursuant to the terms of the Series C Convertible Preferred stock, the holder is allowed to cast a vote, on all matters that the Company's shareholders are permitted to vote upon, equal to .7% of all outstanding securities that are eligible to vote at the time of such shareholder action for each share of Series C Convertible Preferred that it owns (.7% X 75 shares = 52.5% of total vote). The shares convert into 1,875,000 shares of the Company's common stock.

Dutchess paid Mr. Arabia $7 per share ($525) for the Series C Preferred as had been agreed upon under the terms of the Arabia Settlement Agreement discussed in Item 1.01. Funds used to acquire the Series C Preferred are provided by Dutchess.

Dutchess also acquired 9,000,000 shares of the Company's Series A Common Stock from Mr. Arabia and 10,000,000 shares of the Series A Common Stock from Financial Acquisition Partners, LP, a limited partnership for which Mr. Arabia is the sole general partner.

Each share of Series A Common Stock shall entitle the holder to cast ten (10) votes for all matters presented to the shareholders for vote, and each share may be converted at the option of the holder into one share of regular Common Stock by surrendering to the Company the certificate or certificates evidencing the shares of Series A Common Stock to be converted together with a written request that the shares be so converted. Holders of regular Common Stock and Series A Common Stock shall vote together as a single class on all matters as to which holders of the class of common stock are entitled to vote, except as may be otherwise required by law.

Dutchess paid $.000025 per share ($475) for the Series A Common Stock as had been agreed upon under the terms of the Arabia Settlement Agreement. Funds used to acquire the Series A Common Stock are provided by Dutchess.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2008, the Board of Directors elected Douglas H. Leighton as a Class III director of the Company, filling the vacancy created by the resignation of John W. Huemoeller in January 2008.

Mr. Leighton, age 39, is a co-founder and principal of Dutchess Capital Management LLC ("DCM"), which since 1996 had arranged private equity and debt financings for publicly traded-companies. Since 2000, he has overseen the trading, investment due diligence, transaction structure, and risk management of DCM managed Funds and is a member of the firm's Investment Committee.  Mr. Leighton has over 16 years of experience in securities, investment banking and asset management.  In 1990 he received a combined Bachelor of Arts and Bachelor of Science degree in Economics and Finance from the University of Hartford.  Mr. Leighton also is a director of EGPI Firecreek, Inc.

Mr. Leighton is also a director of Dutchess Private Equities Fund, Ltd. ("Dutchess"). Since May 2006 Dutchess has made eleven (11) loans to the Company. All 11 loans are senior secured debt of the Company and are in payment default as of the date of this report and accrue interest at the rate of 12% per annum. The balance on the loans was $2,752,457 as of the Company's last quarterly report for the period ending December 31, 2007.

Dutchess also owns; all 75 shares of the Company's Series C Convertible Preferred Stock (see also Item 5.01), all 19,000,000 shares of its Series A Common Stock (see also Item 5.01), and 397,000,000 shares of its Common Stock. Mr. Leighton, along with Dutchess' other director, shares voting and dispositive power over the shares listed.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1

Settlement Agreement and Mutual General Release, dated May 9, 2008, by and between NatureWell, Incorporated, a Delaware corporation, James R. Arabia, Dutchess Private Equities Fund, Ltd. and NatureWell, Incorporated, a Nevada corporation.

10.2

Settlement Agreement and Mutual General Release, dated May 9, 2008, by and between NatureWell, Incorporated, a Delaware corporation, Financial Acquisition Partners, LP, Dutchess Private Equities Fund, Ltd. and NatureWell, Incorporated, a Nevada corporation.

10.3

Settlement Agreement and Mutual General Release, dated May 9, 2008, by and between NatureWell, Incorporated, a Delaware corporation, Financial Acquisition Partners, LP, Dutchess Private Equities Fund, Ltd. and NatureWell, Incorporated, a Nevada corporation.

10.4	Asset Purchase Agreement, dated May 9, 2008, by and between NatureWell, Incorporated, a Delaware corporation, and NatureWell, Incorporated, a Nevada corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUREWELL INCORPORATED

Date: May 15, 2008	/s/ James R. Arabia

James R. Arabia Chairman, Chief Executive Officer